EXHIBIT 10.25

PURCHASE AGREEMENT

THIS AGREEMENT is made as of  February 1, 2008 (the “Effective Date”), between Black Eagle Minerals, L.C., a Virginia limited liability company (“Seller”), and Tennessee Valley Agri-Energy, LLC, a Delaware limited liability company (“Buyer”).

In consideration of this Agreement (“Agreement”), Seller and Buyer agree as follows:

1.             Sale of Property.  Seller shall sell to Buyer, and Buyer shall buy from Seller, the following property (collectively, the “Property”):

(a)                                  Real Property.  The real property located in Section 9, Township 4 South, Range 12 West, Colbert County, Pride Alabama,  depicted as “Parcel A” on the attached Exhibit A  (the “Land”) together with all easements, benefits, covenants, conditions and servitudes of any type or nature, whether now owned or hereafter acquired, which are appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on or under the Land, to the extent such  easements, benefits, covenants, conditions and servitudes are owned by Seller, as well as all development rights, air rights, water, water rights and water stock relating to the Land.  (Collectively, the “Real Property”).  The Real Property shall be conveyed by covenants of special warranty subject to (i) all matters of public record in the public records of Colbert County , Alabama and of the State of Alabama other than security interests or judgments perfected against the Land arising from or related to debt obligations of the Seller, (ii)) all matters that are visible upon the Land,  (iii) all matters that would be disclosed by an accurate survey of the Land, and (iv) the encumbrances and other matters listed on Exhibit B attached hereto including, without limitation certain use rights and any renewals thereof  (the “Vulcan Use Rights”) encumbering the Real Property for the benefit of Vulcan Construction Materials, LP and its successors and assignees (“Vulcan”), (Items (i) through (iv) being collectively referred to hereinafter as the “Permitted Encumbrances”).  As soon as reasonably possible after the Effective Date, Buyer shall at its expense, cause the surveyor preparing the Survey provided for in Section 5(b) below, to prepare and certify to Seller and Buyer (i) that the legal description of the Land and (ii) that the legal description provided properly and accurately describes the area depicted as “Parcel A”  and (iii) the number of square feet of area contained in the Land. The legal description shall be subject to the reasonable approval of Seller and Buyer and when it is mutually approved by the parties hereto, it shall be attached to this Agreement as Exhibit A-1.

(b)                                 Permits.  Seller’s interests in the rights, privileges, interests, licenses, claims, permits and licenses (the “Permits”) used in the ownership and operation of the Real Property and not required by Seller or its present lessee’s to operate any portion of property to be retained by Seller, and only to the extent they are assignable. Further, to the extent the assignment of any Permit requires the consent from the grantor of the Permit to such assignment, the conveyance of the Permit is conditioned upon such grantor’s consent, with Seller exercising reasonable efforts to obtain such consent, but without liability for its failure to obtain it.

(c)                                  Records.  Copies of all records of Seller regarding the Real Property, including all records regarding management and leasing, real estate taxes and assessments, tenants, appraisals, environmental and soil reports, and reports regarding the physical condition of the Property, but excluding tax returns and such other records as are normally viewed as confidential or which are required by applicable law to be maintained by Seller. (The “Records”).

2.             Purchase Price and Manner of Payment.

(a)                                  Purchase Price.  The total purchase price for the Property (the “Purchase Price”) is Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00).  Buyer shall pay the Purchase Price to Seller as follows:  by wire transfer of U.S. Federal Funds to be received in Title’s trust account on or before 2:00 p.m. on the Closing Date.

(b)                                 Deposit.  Buyer shall pay to Seller a deposit (the “Initial Deposit”) in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) upon the execution of this Agreement.  Pursuant to Section 3 of this Agreement, Buyer may elect to make two (2) additional deposits, each in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Additional Deposits”).  The Initial Deposit and the Additional Deposits, if any, are collectively referred to herein as the “Deposit”.  Except as provided for herein, any Deposit paid by Buyer to Seller hereunder shall be nonrefundable and shall not be credited against the Purchase Price.

3.             Contingencies.  The obligation of Buyer to close the purchase of the Property is contingent upon each of the following:

(a)                                  Representations and Warranties.  The representations and warranties of Seller contained in this Agreement must be true to the knowledge of the Seller as of the effective date of this Agreement and, subject to written modification by Seller as may be delivered to Buyer prior to the Closing Date, on the Closing Date as if made on the Closing Date. Seller shall have delivered to Buyer at closing a certificate dated as of the Closing Date, signed by an authorized representative of Seller, certifying that such representations and warranties, subject to the written modifications made by Seller and delivered to Buyer, are true to the knowledge of the Seller as of the Closing Date (the “Bring-down Certificate”). Seller shall give Buyer written notice if, during the period from the Effective Date to the Closing Date; any of Seller’s warranties or representations becomes untrue in any material part. If, subsequent to the Effective Date but prior to Closing, Seller delivers to Buyer written notice (including the Bring Down Certificate) to the effect that any warranty or representation has become untrue in any material part, then Buyer may, by notice in writing delivered to Seller, terminate this Agreement. Thereupon, Seller shall retain the Deposit (unless it is ultimately determined that Seller knew the warranty or representation was untrue in a material part when made by the Seller, in which case the Deposit shall be paid to Buyer) and neither party shall be further liable to the other hereunder, except for obligations specifically stated herein to survive such termination.

(b)                                 Title.  Title shall have been found acceptable, or been made acceptable, in accordance with the requirements and terms of Section 5 below.

(c)                                  Performance of Seller’s Obligations.  Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement.  Seller’s obligations include the following:

(i)            Seller shall allow Buyer, and Buyer’s contractors and agents, access to the Real Property without charge and at all reasonable times for the purpose of Buyer’s investigation and testing the same, all of such work shall be undertaken at the risk of Buyer and its contractors and agents. Buyer shall pay all costs and expenses of such investigation and testing and shall hold Seller and the Real Property harmless from all costs and liabilities relating to the Buyer’s, and Buyer’s contractor’s and/or agent’s activities.  Buyer shall further repair and restore any damage to the Real Property caused by or occurring during Buyer’s testing and return the Real Property and/or Personal Property to substantially the same condition as existed prior to such entry.

(ii)           Immediately upon the execution of this Agreement, the Seller shall deliver to Buyer a copy of all existing surveys of the Property in the possession or control of the Seller.

(iii)          Prior to and subsequent to the Closing, Seller shall without charge to Buyer reasonably cooperate in Buyer’s attempts to obtain all governmental approvals necessary in Buyer’s judgment in order to make that use of the Property which Buyer intends; provided, however, Seller shall not be required to participate in and Buyer shall not take any action which has an adverse effect upon or interferes with the Vulcan Use Rights.  Prior to and after the Closing, Seller shall join in such rezoning applications, plats, environmental worksheets and other documents as may reasonably required by governmental bodies to accomplish the foregoing, provided Seller shall not be required to incur any material expense, liability or obligation in doing so; provided, however, Seller shall not be required to participate in and Buyer shall not take any action which has an adverse effect upon or interferes with the Vulcan Use Rights. Notwithstanding any term or condition of this Agreement to the contrary, Buyer may not, without Seller’s written consent, change the legal status of the Property prior to Closing in any manner that restricts, burdens or limits in any material way the manner in which the Property may be used compared to its status as of the Effective Date or which imposes any material burden on the Property which, if Buyer does not proceed with the transaction, remains and adversely affects Seller or the Property and its use. The aforementioned prohibited actions are referred to as “Prohibited Changes.” The provisions of this subparagraph shall specifically survive the Closing or the termination of this Agreement.

(iv)                              Within thirty (30) days from the date hereof, Seller shall make available to Buyer true and correct copies of all Permits relative to the Real Property being sold for the Buyer’s review and analysis.

(v)                                 Seller shall used all commercially reasonable efforts to obtain prior to the expiration of the Initial Contingency Period and at its expense (except for survey costs, which shall be the obligation of Buyer), to obtain all necessary approvals from all governmental authorities to cause the Land to be a legally subdivided as necessary for the conveyance of the Land as contemplated by this Agreement and for the Land to be taxed as a separately taxed parcel of land after the Closing (the “Subdivision”) Notwithstanding the foregoing, subject to approval by  Title, Seller may withhold the recording of the Subdivision upon the real property records until Closing, provided Seller provides assurances reasonably acceptable to Buyer to the effect that the Subdivision will be accepted for recording with the Closing Documents provided for herein and that the recording of the Subdivision will not delay the recording of the Deed or any of Buyer’s financing documents.

(d)                                 Testing.  Buyer shall have determined, on or before the Contingency Date, that it is satisfied with the results of and matters disclosed by soil tests, engineering inspections, hazardous waste and environmental reviews of the Property, feasibility studies and any other tests, inspections or reviews which Buyer in its sole determination deems necessary or desirable, all such tests, inspections and reviews to be obtained at Buyer’s sole cost and expense, a copy of which shall be furnished to Seller.

(e)                                  Document Review.  Buyer shall have determined, on or before the Contingency Date, that it is satisfied with its review and analysis of the Permits and all other documents and records relating to the Property.

(f)                                    Government Approvals.  Subject in all respects to the provision of Section 3(c) (iii) relating to Prohibited Changes Buyer shall have obtained at its sole cost and expense on or before the Closing Date all final governmental approvals necessary in Buyer’s judgment in order to make the use of the Property which Buyer intends.

(g)                                 Financing.  Buyer shall have obtained, on or before the Contingency Date, all commitments for equity and the debt financing as Buyer, in its sole determination, deems necessary.

(h)                                 Subdivision. Seller having completed the Subdivision in the manner set forth above on or before the expiration of the Contingency.

(i)                                     No Condemnation.  As of the Closing Date, there shall be no pending or threatened condemnation or taking of any part of the Real Property or any means of ingress or egress thereto (other than an immaterial taking, which, in Buyer’s reasonable judgment, does not materially adversely affect the intended use of the Real Property by Buyer).

(j)                                     No Change in Law.  As of the Closing Date, no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any governmental authority that (i) prohibits the consummation of the transactions contemplated hereby or (ii) has a material adverse impact on the Property or the income therefrom, including, without limitation, Buyer’s intended use of the Property, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(k)                                  Bankruptcy and Related Matters.  At no time on or before the Closing shall any of the following have been done by, against or with respect to Seller: (i) the commencement of a case under Title 11 of the U.S. Bankruptcy Code, as now constituted or hereafter amended, or under any applicable Federal or state bankruptcy law or similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; or (v) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue.

(l)                                     Further Assurances.  Seller, at the request of Buyer, shall have furnished, executed, and delivered such documents, instruments, certificates, notices, or other further assurances, in form and substance reasonably acceptable to Seller, as Buyer shall reasonably request as necessary to effect complete consummation of this Agreement and the transactions contemplated by this Agreement.

The Contingency Date shall be one hundred twenty (120) days from the date hereof (the “Contingency Date”).  The first one hundred twenty days of this Agreement after the Effective Date and ending on the Contingency Date is also referred to herein as the “Initial Contingency Period”. If any of the foregoing contingencies have not been satisfied on or before the stated date, then this Agreement may be terminated, at Buyer’s option, by written notice from Buyer to Seller.  Upon such termination, the Deposit shall be retained by Seller and neither party will have any further rights or obligations regarding this Agreement or the Property, except the indemnification in Section 12 herein.  All the contingencies set forth in this section are specifically stated and agreed to be for the sole and exclusive benefit of the Buyer and the Buyer shall have the right to unilaterally waive any contingency by written notice to Seller.  Buyer may, at its option, extend the Contingency Date for two (2) separate periods of one hundred twenty (120) days each (the “Contingency Date Extensions”).  If Buyer desires to elect a Contingency Date Extension, Buyer shall deliver written notice (the “Extension Notice”) to Seller on or before the expiration of the then current contingency period and the Extension Notice shall be accompanied by an Additional Deposit in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) for each of the Contingency Date Extensions.

4.                                       Closing.  The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur thirty (30) days after the Contingency Date, or Contingency Date Extension, if extended or such earlier date as Buyer may establish upon twenty (20) days written notice to Seller (the “Closing Date”).  Time is of the essence for the performance of this Agreement.  The Closing shall take place at 10:00 a.m. local time at the office of Seller’s counsel, or at such other place as may be agreed to.  Seller agrees to deliver possession of the Property to Buyer on the Closing Date.  The year in which the Closing Date occurs is referred to herein as the “Closing Year”.

A.            Seller’s Closing Documents.  On the Closing Date, Seller shall execute and/or deliver to Buyer the following (collectively, the “Seller’s Closing Documents”):

(1)                                  Deed.  A Warranty Deed (the “Deed”), containing covenants of special warranty, in a form reasonably satisfactory to Buyer and Seller, conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances.

(2)                                  Use Agreement.  An Easement and Use Agreement (the “Use Agreement”) in a form acceptable to Seller and Buyer the purpose of which is generally described in the attached Exhibit C.  Seller and Buyer shall use commercially reasonable efforts to promptly negotiate and finalize the form of the Use Agreement and obtain the joinder to the Use Agreement from such other parties and Seller and Buyer deem necessary.  When the parties have agreed upon the form of the Use Agreement, such form shall be substituted for the Exhibit C attached hereto.

(3)                                  Right of First Refusal Agreement.  The Right of First Refusal Agreement (the “Right of First Refusal”) provided for in Section 9 of this Agreement, in a form reasonably satisfactory to Seller and Buyer and, when mutually approved, attached hereto as Exhibit D.

(4)                                  Repurchase Right.  The Repurchase Right (the “Repurchase Right”) provided for in Section 9 of this Agreement and in a form reasonably satisfactory to Seller and Buyer and, when mutually approved, attached hereto as Exhibit E.

(5)                                  Assignment of Permits.   An Assignment of the Permits in form reasonably satisfactory to Buyer, assigning the Permits to Buyer, together with the consent of all parties having a right to consent to such Assignment  as allowed by the controlling governmental agencies.

(6)                                  Bring-down Certificate.  The Bring-down Certificate.

(7)                                  Seller’s Affidavit.  An Affidavit of Seller indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Real Property; that there has been no skill, labor or material furnished to the Real Property for which payment is due and has not been made or for which mechanics’ liens could be filed or for which arrangement have not been made for payment in a manner reasonably satisfactory to Buyer and Title; and that, to the knowledge of Seller, there are no other unrecorded interests in the Real Property, together with whatever owner’s affidavit and/or indemnity, reasonably acceptable in form and substance to Seller, which may be reasonably required by Title to issue an Owner’s Policy of Title Insurance with the standard exceptions waived.

(8)                                  Original Documents.  Original copies of the Permits, and if originals are not in possession of Seller, then Seller shall furnish true and accurate copies thereof.

(9)                                  FIRPTA Affidavit.  A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b) (2) and its regulations.

(10)                            Other Documents.  All other documents reasonably determined by Buyer or Title to be necessary to transfer the Property to Buyer upon the terms and conditions set forth in this Agreement, all in a form reasonably acceptable to Seller, Buyer and Title.

B.            Buyer’s Closing Documents.  On the Closing Date, Buyer shall execute and/or deliver to Seller the following (collectively, the “Buyer’s Closing Documents”) (with Seller’s Closing Documents and Buyer’s Closing Documents sometimes being collectively referred to as the “Closing Documents”):

(1)                                  Purchase Price.  The Balance, by wire transfer of U.S. Federal Funds to be received in Title’s trust account on the Closing Date.

(2)                                  Use Agreement.  The Use Agreement.

(3)                                  Right of First Refusal.

(4)                                  Repurchase Right.

(5)                                  Title Documents.  Other documents as may be reasonably required by Title in order to record the Seller’s Closing Documents and issue the Title Insurance Policy required by this Agreement.

Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

(b)                                 Title Insurance and Closing Fee.  Buyer will pay all costs of the Commitment and the UCC Searches, defined below.  Buyer will pay all additional premiums required for the issuance of any title insurance policy required by Buyer.  The closing fee or charge imposed by any closing agent designated by the Title shall be paid by the Buyer.

(c)                                  Deed Tax.  Buyer shall pay all state deed tax, transfer tax, or similar imposition regarding the Warranty Deed to be delivered by Seller under this Agreement

(d)                                 Sales Tax.  Seller will pay all sales tax due regarding the transaction contemplated by this Agreement.

(e)                                  Real Estate Taxes and Special Assessments.  Seller shall pay, on or before the Closing Date, all special assessments levied, pending or constituting a lien against the Real Property as of the Closing Date including without limitation any installments of special assessments including interest payable with general real estate taxes in 2007.  General real estate taxes and installments of special assessments payable therewith (“Taxes”) payable in all years prior to the Closing Year will be paid by Seller.  Subject to Seller’s obligation with respect to special assessments, real estate taxes due and payable in the Closing Year shall be prorated between Seller and Buyer as of the Closing Date.  Buyer shall pay the Taxes due and payable in all years subsequent to the Closing Year.  If the amount of the Taxes cannot be determined on the Closing Date, Seller will deposit with Title, from the Purchase Price, an amount equal to 110% of the most current estimate of such taxes and special assessment installments, assuming for estimating purposes that the Real Property will be fully assessed.  Such deposit will be held in escrow and all interest earnings on such deposit will be paid to Seller.  Title will retain such deposit to pay Seller’s share of the Taxes payable when due, paying any excess over to Seller.  Seller will pay any deficiency, when such general real estate taxes and installments of special assessments including interest payable therewith are known.

(f)                                    Recording Costs.  Buyer will pay the cost of recording all documents, except for those documents that Seller specifically undertakes to obtain and record pursuant to Section 5 of this Agreement.

(g)                                 Operating Costs.  All operating costs of the Property including, without limitation, insurance and maintenance to the extent any is required, will be allocated between Seller and Buyer as of the Closing Date so that Seller pays that part of such operating costs that are attributable to the operation of the Property before the Closing Date and Buyer pays that part of such operating costs that are attributable to the operation of the Property from and after the Closing Date.

(h)                                 Attorneys’ Fees.  Each of the parties will pay its own attorneys’ fees, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorneys’ fees and court costs incurred by the nondefaulting party to enforce its rights regarding such default.

5.             Title Examination.  Title Examination will be conducted as follows:

(a)                                  Title Evidence.  Within twenty (20) days after the Effective Date, Seller shall deliver to Buyer (i) any abstract of title covering the Property in Seller’s possession or under its control and (ii) a copy of any existing title insurance policies or title insurance commitments covering the Property. Seller is not obligated to down date the abstract or the title insurance commitment.  Buyer shall, as soon as reasonably practical after it received the abstract of title, furnish the following (collectively, the “Title Evidence”) with a copy to Seller:

(1)                                  Title Insurance Commitment.  A commitment (the “Commitment”) for an ALTA 2002 Form of Owner’s Policy of Title Insurance (the Title Policy insuring title to the Real Property, deleting standard exceptions and including affirmative insurance regarding zoning, contiguity, appurtenant easements and such other matters as may be identified by Buyer, in the amount of the Purchase Price, issued by a national title insurance company selected by Buyer (“Title”).  The Commitment will commit Title to insure title to the Property subject only to the Permitted Encumbrances.  The Commitment shall be accompanied by true and correct copies furnished by Buyer of all instruments noted as encumbrances therein.

(2)                                  UCC Searches.  A report of UCC Searches made of the Uniform Commercial Code records of the Secretary of State of Alabama, made by said Secretary of State, or by a search firm acceptable to Buyer, showing no UCC filings which constitute a current security interest in and to any of the Property.

(b)                                 Survey.  Buyer shall, at its election and at its expense, cause an ALTA/ACSM current survey of the Land and the area affected by the Use Agreement provided for herein (collectively “Seller’s Property”) to be prepared by an Alabama Registered Surveyor (the “Survey”) which Survey shall be certified and delivered to Seller, Buyer and Title and such other parties as Buyer elects. Buyer shall use best efforts to cause the Survey to be prepared promptly after the execution of this Agreement.

(c)                                  Buyer’s Objections.  Within twenty (20) days after receiving the last of the Title Evidence, Buyer shall make written objections (the “Objections”) to the form and/or contents of the Title Evidence, including the Permitted Encumbrances.  Buyer’s failure to make Objections within such time period will constitute a waiver of Objections.  Any matter shown on such Title Evidence and not objected to by Buyer shall be a Permitted Encumbrance hereunder. Seller will have sixty (60) days after receipt of the Objections to advise Buyer in writing what, if any, Objections, Seller agrees to cure. Unless Seller specifically agrees to cure an Objection, Seller is not obligated to cure any Objection, except to cause the Property to be released from liens resulting from debt obligations created, allowed or suffered by Seller.  If an Objection based on a debt obligation created, allowed or suffered by Seller can be satisfied with the payment of money and Seller fails to satisfy same by the Closing Date, Buyer shall have the right to apply a portion of the cash payable to Seller at the Closing to satisfaction of such Objection and the amount so applied shall reduce the amount of cash payable to Seller at the Closing.  If Seller agrees to cure one or more Objections, Seller shall have twenty (20) days after the date it agrees to cure the Objections to complete same, during which time the Closing Date, if it intervenes during that period, shall be postponed until seven (7) days after the expiration of the cure period. If the Objections that Seller agrees to cure are not cured within the twenty (20) day cure period, Buyer will have the option to do any of the following:

(1)           Terminate this Agreement; in which case the Deposit shall remain the property of Seller; or

(2)           Waive the Objections and proceed to close.

(3)           As to Objections that Seller has specifically agreed to cure, seek specific performance or its actual damages resulting from Seller’s default.

(d)                                 Subsequent Changes to Title.  Subsequent to the delivery of the Objections, if any, if any other matters affecting or encumbering title to the Property arise that are not created or caused by Seller or parties acting under Seller (the “Additional Title Matters”), then Buyer may, at its expense, cause such Additional Title Matters to be removed or deleted of record in a manner reasonably satisfactory to Buyer if Buyer, or, in the alternative and provided the Additional Title Matters were not caused or created by Buyer or parties acting under Buyer, Buyer may terminate this Agreement and, if, and only if, the Objection is to an encumbrance which is not a Permitted Encumbrance, receive refund of any Deposit paid to date.

6.             Covenants of Seller.

(a)                                  Operation Prior to Closing.  During the period from the date of Seller’s acceptance of this Agreement to the Closing Date (the “Executory Period”), Seller shall operate and maintain the Property in the ordinary course of business in accordance with its past practices, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief.  However, except for the demolition contracts contemplated by subsection 6(e) below, Seller shall execute no contracts, leases or other agreements (other than may be required for compliance with the Permits) regarding the Property during the Executory Period that are not terminable on or before the Closing Date, without the written consent of Buyer, which consent may be withheld by Buyer at its sole discretion.

(b)                                 Consents.  Seller shall use commercially reasonable efforts to obtain any approvals, waivers or other consents of third parties which are to be obtained by Seller and are required to consummate the transactions contemplated by this Agreement; provided, however, Seller shall not be required to incur any material expense, liability or obligation to obtain any such approvals, waivers or consents of third parties. Seller, without incurring any material cost or liability, shall cooperate with Buyer in obtaining any approvals, waivers or other consents of third parties required to consummate the transactions contemplated by this Agreement.

(c)                                  Liens.  Seller shall keep the Land and the Improvements free and clear of all liens, claims or demands, including, but not limited to, mechanics’ liens, arising from or related to work performed and materials provided before the Closing, and if any such lien is filed or levied, Seller secure its release on or prior to Closing.

(d)                                 Insurance.  Seller shall maintain all insurance with respect to the Property in effect on the date hereof until the Closing Date with substantially the same coverage and limits.

(e)                                  Removal of Equipment and Materials.  Seller shall, at its sole expense, remove from the Property all equipment, structures, and materials; provided, however, Seller shall not be obligated to remove material at or below grade or to remove concrete pads or tunnels currently located on the Land.  The foregoing work is referred to as the “Seller’s Work”.  Seller shall complete the Seller’s Work within ninety (90) days after the Closing Date and shall commence and proceed to complete the Seller’s Work as expeditiously as is reasonably possible.  Seller may subsequent to Closing, complete the Seller’s Work and Buyer grants Seller a limited license to enter upon the Property subsequent to Closing for the purpose of completing the Seller’s Work provided that Seller coordinates with Buyer regarding the shared use and staging of Seller’s and Buyer’s respective construction activities.  Seller shall pay all costs and expenses related to the Seller’s Work and shall indemnify and hold Buyer and the Real Property harmless from all costs and liabilities relating to the Seller’s Work, which obligations shall survive the Closing.

7.             Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

(a)                                  Company Organization; Authority.  Seller is a limited liability company duly organized and is in good standing under the laws of the State of Virginia; and is duly qualified to transact business in the State of Alabama; Seller has the requisite power and authority to enter into and perform this Agreement and those Seller’s Closing Documents signed by it; such documents have been duly authorized by all necessary action on the part of the Seller and have been duly executed and delivered; such execution, delivery and performance by Seller of such documents does not conflict with or result in a violation of Seller’s Articles of Organization or Membership Agreements, or any judgment, order, or decree of any court or arbiter to which Seller is a party; such documents are valid and binding obligations of Seller, and are enforceable in accordance with their terms.

(b)                                 Title to Real Property.  Seller owns the Real Property, free and clear of any encumbrances arising from debt obligations of the Seller but subject to the Permitted Encumbrances.

(c)                                  Permits.  Seller has made available to Buyer a correct and complete copy of each Permit and its amendments in relation to the property being purchased.  To the knowledge of Seller, the Permits are in full force, and Seller is not in default in any material respect under the Permits.  To the knowledge of Seller, no other permits are required from any governmental entity in order to operate the Property as it is now operated.

(d)                                 Utilities.  Seller has received no written notice of actual or threatened reduction or curtailment of any utility service now supplied to the Real Property.

(e)                                  Assessments.  Seller has received no written notice of actual or threatened special assessments or reassessments of the Real Property.

(f)                                    Environmental Laws.  To the knowledge of Seller , no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601-9657, as amended and as in effect as of the date of this Agreement) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property in violation of any applicable law  currently  in effect nor has any activity been undertaken on the Property that would cause (i) the Property to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §6901 et seq., or any similar state law or local ordinance as such laws and ordinances are presently enacted, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property that would require a response pursuant to CERCLA, or any similar state law or local ordinance as such laws and ordinances are presently enacted, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., or the Clean Air Act, 42 U.S.C., §7401 et seq., or any similar state law or local ordinance, other than those activities on the Property for which Seller, its predecessors or a third party held a permit or for which a permit was not required by applicable law in effect at the time of the activity.  To the knowledge of Seller , there are no substances or conditions in or on the Property that would be the basis of an enforceable claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements as such laws, ordinances and environmental regulatory requirements are presently enacted.  To the knowledge of Seller, no above ground or underground tanks, are located in or about the Property in violation of applicable law as presently enacted or have been located under, in or about the Property and have subsequently been removed or filled in violation of applicable law as presently enacted. To the extent storage tanks exist on or under the Real Property, to Seller’s knowledge, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies as required applicable law as presently enacted and, to the knowledge of Seller, otherwise are in compliance in all material respects with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements as presently enacted.

(g)                                 Rights of Others to Purchase Property.  Seller has not entered into any other contracts for the sale of the Property, nor are there any rights of first refusal or options to purchase the Property.

(h)                                 Seller’s Defaults.   To the knowledge of Seller, Seller is not in default in any material respect concerning any of its obligations or liabilities regarding the Property.

(i)                                     FIRPTA.  Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(j)                                     Use of Real Property.  To the knowledge of Seller, the Real Property is usable for its current uses without being in violation in any material respect of any applicable federal, state, local or other governmental building, zoning, health, safety, platting, subdivision or other law, ordinance or regulation, or any applicable private restriction, and such use is a legal conforming use.

(k)                                  Proceedings.  There is no action, litigation, investigation, condemnation or proceeding of any kind pending or, to the knowledge of Seller, threatened against Seller or any portion of the Property.

(l)                                     Compliance with Laws.  To Seller’s actual knowledge, Seller and the Property comply in all material respects with all applicable laws, ordinances, rules and regulations applicable to the ownership or operation of the Property.

(m)                               Disclaimer of Warranties.  For purposes of clarity, Seller has not made and does not make any representations or warranties to Buyer whatsoever, express or implied, or arising by operation of law, with respect to the Property, or any part thereof, including, but in no way limited to, any warranty of condition, merchantability, habitability or fitness for a particular purpose, value, profitability, marketability, title (other than that it is free from liens arising from or related to debt obligations of the Seller), or, the disclosure of the facts and circumstances within the actual knowledge of Seller which are required to be disclosed by Items 7(a) through (l) herein above.

For purposes of this Section 7, the term “to the knowledge of Seller” shall mean and be limited to the actual knowledge of Ed Bunn, Jason Davidson and Joe Shawhan. The foregoing shall not create any personal liability on the part of the aforementioned individuals for any breach or default of this Agreement.

Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages including reasonable attorneys’ fees, that Buyer incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after closing, unless disclosed in writing to Buyer prior to Closing or disclosed in the Bring Down Certificate.  Each of the representations and warranties herein contained shall survive for two (2) years from the date of the Closing.  Consummation of this Agreement by Buyer with knowledge of any breach of such representations and warranties by Seller will not constitute a waiver or release by Buyer of any claims due to such breach; provided, however, Buyer shall provide Seller with written notice of any such breach immediately upon Buyer having knowledge thereof and shall give Seller a reasonable opportunity to cure any such breach and to mitigate any damages to Seller arising therefrom or related thereto. Notwithstanding the foregoing, Seller shall have no liability for damages for the breach of any of the warranties and representations contained herein   until any individual claim therefore exceeds the amount of $25,000. Seller’s liability for damages for the breach of any of the warranties and representations contained herein shall be limited to actual damages (and not special or consequential damages) and shall be limited to the sum of $2,000,000.00

8.                                       Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that Buyer is a limited liability company duly organized in the State of Delaware and is qualified to transact business in the State of Alabama; that Buyer has the requisite company power and authority to enter into this Agreement and the Buyer’s Closing Documents signed by it; such documents have been duly authorized by all necessary corporate action on the part of Buyer and have been duly executed and delivered; that the execution, delivery and performance by Buyer of such documents do not conflict with or result in violation of Buyer’s Articles of Organization or Membership Agreements or any judgment, order or decree of any court or arbiter to which Buyer is a party; such documents are valid and binding obligations of Buyer, and are enforceable in accordance with their terms.  Buyer will indemnify Seller, its successors and assigns, against, and will hold Seller, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Seller incurs because of (i) the breach of any of the above representations and warranties, whether such breach is discovered before or after closing and (ii) the ownership, operation and maintenance of the Property by Buyer, its successors and assigns, after the Closing.   Consummation of this Agreement by Seller with knowledge of any breach of such warranties and representations by Buyer will not constitute a waiver or release by Seller of any claims due to such breach, provided, however, Seller shall provide Buyer with written notice of any such breach immediately upon Buyer having knowledge thereof and shall give Buyer a reasonable opportunity to cure any such breach and to mitigate any damages to Seller arising therefrom or related thereto. Each of the representations and warranties herein contained shall survive for two (2) years from the date of the Closing.   Notwithstanding the foregoing, Buyer shall have no liability for damages for the breach of any of the warranties and representations contained herein until any individual claim therefore exceeds the amount of $25,000. Buyer’s liability for damages for the breach of any of the warranties and representations contained herein shall be limited to actual damages (and not special or consequential damages) and, together with Buyer’s liability under Section 12 of this Agreement, shall be limited to a total sum of $2,000,000.00.

9.                                       Right of First Refusal and Repurchase Right.

(a)                                  Right of First Refusal.  Seller is the owner of certain real property (the “Adjacent Property”) lying adjacent to the Property.  At Closing, Seller shall grant to Buyer a right of first refusal if Seller receives an offer to sell all or any part of the Adjacent Property, which offer Seller desires to accept (the “Right of First Refusal”).  The Right of First Refusal shall be subject to any rights previously granted to Seller’s present lessee or any tenant or user of the Adjacent Property.

(b)                                 Repurchase Right.  At Closing, Buyer shall grant Seller the right, but not the obligation, to repurchase the Property if Buyer does not commence construction of its intended improvements within one (1) year after the Closing Date (the “Repurchase Right”).

10.                                 Condemnation.  If, prior to the Closing Date, eminent domain proceedings are commenced against all or any material part of the Property (as reasonably determined by Buyer),

Seller shall immediately give notice to Buyer of such fact and at Buyer’s option (to be exercised within thirty (30) days after Seller’s notice), this Agreement shall terminate, in which event neither party will have further obligations under this Agreement. Thereupon, the Deposit shall be retained by Seller; provided, however, if Seller manipulated the eminent domain proceedings in bad faith for the purpose of thwarting the intent of this Agreement, $50,000 of the Deposit shall be paid to Seller and the balance of the Deposit, if any, shall be paid to Buyer   If Buyer shall fail to give such notice, there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings which relates to the Real Property.

11.           Broker’s Commission.  Seller and Buyer represent and warrant to each other that they have dealt with no brokers, finders or the like in connection with this transaction, and agree to indemnify each other and to hold each other harmless against all claims, damages, costs or expenses of or for any other such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys’ fees.

12.           Indemnification of Seller.  Buyer shall indemnify Seller, its members, managers, affiliates, successors, assigns and lessees against, and hold each harmless from, all liabilities or losses (including reasonable attorneys’ fees and other costs of defense in defending against claims) arising out of the ownership, operation or maintenance of the Property after the Closing, except with respect to matter caused, created or allowed by Seller prior to Closing. Buyer shall take no action, allow any omission or conduct any activity upon the Property before or after the Closing which interferes with the use of the Adjacent Property by Seller’s present lessee or the exercise of any of the Vulcan Use Rights. Such rights of indemnification will not arise to the extent that (a) the party seeking indemnification actually receives insurance proceeds or other cash payments directly attributable to the liability in question, (net of the cost of collection, including reasonable attorneys’ fees and other costs of defense) or (b) to the degree the claim for indemnification arises out of the negligence or intentional acts of Seller or parties acting under Seller’s control or direction. Buyer’s liability contained herein shall be as to Seller’s “losses”, the actual losses or liability actually incurred by Seller (as opposed to consequential or special losses or damages) after Seller having taken reasonable steps to mitigate its losses.   Any indemnity agreement made by Buyer in favor of Seller as part of the Use Agreement shall be in addition to, and shall not be limited by, the indemnification provisions of this Section 12.

13.           Assignment.  Buyer may assign its rights under this Agreement without the consent of Seller provided the assignee confirms to Seller in writing at the time of such assignment  that it intends to use the Property for a use materially the same as Buyer’s intended use. Any assignment to a third party that intends to use the Property for a use that is materially different than Buyer’s intended use is prohibited. Any such assignment will not relieve such assigning party of its obligations under this Agreement.

14.           Survival.  All of the terms of this Agreement will survive and be enforceable after the Closing except as noted herein.

15.           Notices.  Any notices required or permitted to be given hereunder shall be in writing and shall be effective (i) when delivered personally, (ii) when received by overnight courier service or (iii) three (3) days after being deposited in the United States Mail (sent certified or registered, return receipt requested), in each case addressed as follows (or to such other address as the parties hereto may designate in the manner set forth herein):

If to Seller:	Black Eagle Minerals, L.C.
c/o Central Coal Company
148 Bristol East Road
Bristol, Virginia 24202
Attn: Ed Bunn
Email: edbunn@eagelcompany.net
Fax: 276-669-3543

with a copy to:	E. Forrest Jones, Jr.
Jones & Associates
No. 13 Kanawha Blvd. W.
Charleston, WV 25302
Email: efjones@efjones.com
Fax: (304) 345-2456

If to Purchaser:	Tennessee Valley Agri-Energy, LLC
540 Little Dry Creek Road
Pulaski, Tennessee 38478
Attn: Bartt McCormack
Email: barttmcc@walesstation.com
Fax: (931) 424-6168

with a copy to:	Lindquist & Vennum P.L.L.P. .
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Michael S. Margulies
Email: mmargulies@lindquist.com
Fax: (612) 371-3207

Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit as aforesaid.  Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified, ten (10) days prior to the effective day of such change.

16.           Captions.  The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

17.           Entire Agreement; Modification.  This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property.  There are no verbal agreements that change this Agreement and no waiver of any of its terms will be effective unless in writing executed by the parties.

18.           Binding Effect.  This Agreement binds and benefits the parties and their successors and assigns.

19.           Controlling Law.  This Agreement has been made under the laws of the State of Alabama and such laws will control its interpretation.

20.           Remedies.  If Buyer defaults under this Agreement, and remains in default for a period of thirty (30) days after the date Seller delivers written notice of default to Buyer, then Seller may terminate this Agreement by notice in writing delivered to Buyer.  Thereupon, the Deposit shall be retained by Seller as liquidated damages hereunder.  The foregoing termination procedure shall be the sole remedy of Seller for Buyer’s default under this Agreement and the sole damages payable to Seller for Buyer’s default; provided, however, Seller may further recover any amount payable to Seller for damages to the Property as set forth in Section 3(c)(i) herein above or for indemnification obligations of Buyer to Seller as set forth in this Agreement .  If Seller defaults in the performance of its obligations hereunder, Buyer may pursue, under Alabama Law, the right to specific performance, provided that any such action for specific performance must be commenced within three (3) months after the date of Seller’s default. If   Buyer prevails in an action for specific performance, Buyer shall also be entitled to receive its costs and expenses of bringing the action, including reasonable attorney’s and professional fees; provided, however, in such event, Seller shall not be liable to Buyer for the collective amount of any costs of performance and costs and expenses of bringing the action, including reasonable attorney’s and professional fees, in an amount greater than One Million Dollars ($1,000,000.00). If, but only if, a court of competent jurisdiction determines that the remedy of specific performance is not available, then Buyer may seek its actual damages and all of Buyer’s costs and expenses of bringing the action, including reasonable attorneys’ fees and professional fees, resulting from Seller’s default; provided, however, in such event, Seller shall not be liable to Buyer for the collective amount of any actual damages and costs and expenses of bringing the action, including reasonable attorneys’ fees and professional fees, or other relief, in an amount greater than One Million Dollars ($1,000,000.00).   In no event shall Seller be liable to Buyer for special, consequential or punitive damages and Buyer hereby waives any claim with respect thereto.

21.           Counterparts.  This Agreement may be executed in multiple counterparts which, when taken together, shall constitute a single instrument.

Seller and Buyer have executed this Agreement as of the date first written above.

[Remainder of Page Intentionally Left Blank]

[Signature Page of Seller to Purchase Agreement]

SELLER

Black Eagle Minerals, L.C.

By:	/S/ E. D. Bunn

	Its:	Manager

[Signature Page of Buyer to Purchase Agreement]

BUYER:

Tennessee Valley Agri-Energy, LLC

By:	/S/ Bartt R. McCormack

	Its:	Chairman/President

SCHEDULE OF EXHIBITS

EXHIBIT A – Real Property Depiction

EXHIBIT A-1 – Real Property Legal Description

EXHIBIT B – Permitted Encumbrances

EXHIBIT C – Use Agreement Summary (to be substituted by the Use Agreement when completed)

EXHIBIT D – Right of First Refusal

EXHIBIT E – Repurchase Right

EXHIBIT A

Depiction of the Real Property

A-1

EXHIBIT A-1

Legal Description of the Real Property

A-1-1

EXHIBIT B

Permitted Encumbrances

1.  All utility and governmental easements, rights-of-way and rights of entry.

2.  All agreements with the Norfolk Southern railroad and its affiliates with respect to the location, operation, use or crossing of the rail facilities presently located on Seller’s Property.

3.  All governmental permits held by Seller or Seller’s lessee with respect to Seller’s Property.

4.  All agreement between Seller and Seller’s present lessee with respect to use of Seller’s Property by Seller’s present lessee.

5.  All agreements contemplated by this Agreement.

B-1

EXHIBIT C

Use Agreement Summary

Seller and Buyer shall enter into an Easement and Use Agreement (the “Use Agreement”).  The Use Agreement will, without limitation, include the following:

(a)                                  Non-exclusive easements running from Seller for the benefit of the Buyer and the Real Property over and across Seller’s Property for the purpose of ingress and egress to the Real Property and for the use of the roadways as currently located within Seller’s Property which are not currently leased or controlled by Seller’s present lessee;

(b)                                 Non-exclusive rights to use the railway lines now existing on Seller’s Property;

(c)                                  Exclusive easement rights to use certain dock areas located on Seller’s Property, together with non-exclusive rights to use wharf area adjacent to the dock areas;

(d)                                 Non-exclusive utility easements; and

(e)                                  Non-exclusive grant of an easement for drainage purposes over Seller’s Property.

The Use Agreement will recognize the Vulcan Use Rights and will attempt, to the greatest degree possible, to create the use rights in favor of Buyer in such a manner that such use rights do not conflict or interfere with the Vulcan Use Rights.  To the extent that any of the rights proposed to be granted under the Use Agreement would interfere or conflict with the Vulcan Use Rights, such grant shall be conditioned upon Vulcan’s written consent and, in any event, Seller and Buyer intend to obtain the acknowledgment and consent of Vulcan to the Use Agreement.

The Use Agreement will provide for the delegation of responsibility for certain common area maintenance within Seller’s Property for common areas that benefit Seller, Vulcan, and Buyer and will provide for the equitable sharing of the common area maintenance costs.

The Use Agreement will create an easement over and across the Real Property consisting  of a strip of land along the perimeter of the Real Property to allow for the construction and maintenance of a rail car loading area or areas, with structural improvements, serving the rail tracks located on the Seller’s Property.

The Use Agreement will provide that if the ownership of the plant facility to be constructed on the Real Property becomes separate from the ownership of the Real Property, the owner of the plant facility shall be jointly or severally liable for the performance and payment of the TVAE liabilities and obligations under the Use Agreement.

The Use Agreement will obligate the owner of the Real Property to pay to Seller a Tonnage Charge (the “Tonnage Charge”) as generally described in the Letter of Intent between Seller and Buyer dated November 7, 2007.

C-1

EXHIBIT D

Right of First Refusal

D-1

EXHIBIT E

Repurchase Right

E-1